PRESS RELEASE
For Immediate Release
Contact
Serge Monros
Savi Media Group
(858) 350-4207
SaviMediaGroup.com

Savi Media Group reports ongoing progress

San Diego, CA-September 17, 2008- Savi Media Group (SVMI) is announcing ongoing progress in its business development.  CEO Serge Monros is issuing this update on the most recent developments with the DynoValvee and report on several milestones we have achieved over the last few months.  The company has been continuing its development of the DynoValve and has completed over 40 installations.  The device has been installed on a variety of vehicles including passenger vehicles both new and used, light duty trucks, motor homes, fleet trucks, recreational watercraft and off-road vehicles.  During this process, product design improvements including firmware changes to the controller and resolving connectivity issues have been made to enable the product to be installed on virtually all passenger vehicles sold in the U.S.

Our test results have been very positive. The test results continue to confirm the gas savings and emission reduction capabilities of the DynoValve.  Fuel economy improvements typically have ranged from no less than 10% to 50% or more in many cases.  At the same time beta tests on emissions reductions have been as much as 50%.

SVMI has begun two pilot programs with commercial fleets to date and are expecting test results within the next few weeks.  Two additional pilot programs are also in negotiation.  These pilot programs represent thousands of vehicles and may be subject to grant money from the AQMD based on the reduction of carbon output.

Production of the DynoValve is also underway.  Various components of the DynoValve have been subcontracted and 10,000 units are currently being produced with the anticipation of generating sales to the pilot program fleets in the near future.

SVMI is pleased to announce that Brien Piper has joined the company as the Director of Business Development.  In this role, Brien is coordinating and recruiting various pilot programs with commercial fleets.  Mr. Piper has owned and operated multiple corporations in the United States and abroad over the last thirty-five years. These businesses were in industries as diverse as energy, environmental, entertainment, education and marketing. Additionally, he has worked in the technology arena developing products for the medical, electronic and gaming industries.

Finally, we are continuing to receive test results from the individual beta testing of the DynoValve.  We received the following testimonial from an installation on a 1999 Dodge Durango with a 5.2L engine:

“Since the DynoValve has been installed in my SUV the gas mileage has increased.  Although I am only on my third tank of gas since the installation of the DynoValve, what I have noticed is that on the freeway I record an average of 19.2 mpg.  Just being able to get about 5 miles per gallon more means an extra 100 miles per tank full for me. I haven’t calculated the dollar amount in savings yet, but knowing that I am doing something to help the environment in our country makes me feel better as well as enjoying the improved performance of my vehicle. I must admit it is a different drive with more power and I especially noticed that I can drive at 60/70mph and I can get 20-22 mpg, instead of getting only 14-15mpg as before. It is almost like I don’t need to press as hard on the gas pedal and the mpg average seems to be improving. The RPM’s are the same and so is the speed. It is just a different drive with more power and less gas.”

We also received the following testimonial from an installation on a 1989 Toyota Truck:

“I just wanted to give you an update on the improved performance and mileage increase of my 1989 Toyota Truck since the DynoValve was installed. Noticeable power increase, the truck wants to get up and go.  So far the gas mileage has increased from a combined city/hwy of 20.x mpg to 24.x mpg.  A big thanks to you for such an awesome product, keep up the great work!”

If you are interested in participating in our pilot testing of fleets, please call 714-906-3978 or e-mail cleanair@savi.tv for further information.

Safe Harbor Statement:
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain other Joint Ventures. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.